CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 16, 2013,  relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Reports to Shareholders of Franklin Limited Maturity U.S. Government Securities Fund and Franklin Adjustable U.S. Government Securities Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

March 17, 2014